EXHIBIT 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
Dynavax Closes Acquisition of Rhein Biotech GmbH From Crucell
BERKELEY, CA — April 24, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX — News) announced that it has completed the acquisition of biopharmaceutical and vaccine manufacturer Rhein Biotech GmbH for a cash transaction of approximately $12.4 million based on current exchange rates. In addition to the purchase price, Dynavax has incurred certain employee costs and additional transaction related costs and expenses. As a result of the acquisition, Rhein Biotech GmbH has been integrated into Dynavax as a wholly owned subsidiary.
Rhein Biotech GmbH was part of Rhein Biotech NV (Frankfurt, Geregelter Markt:RBO), a company 93%-owned by Berna Biotech AG. Berna was recently acquired by the Dutch biotechnology company Crucell NV (Euronext, Nasdaq: CRXL; Swiss Exchange: SW CRX). The transaction payment includes the purchase of 100% of the outstanding capital stock of Rhein Biotech GmbH. The assets of Rhein Biotech GmbH include manufacturing facilities, research and development stage products, an industrial R&D services business and personnel. Dynavax had an agreement with Berna for supply of hepatitis B surface antigen for use with HEPLISAV™, its hepatitis B vaccine. With the closing of the transaction, Dynavax’s hepatitis B surface antigen license and supply agreement with Berna has been terminated and Berna no longer has an option to commercialize HEPLISAV.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, that has completed a large-scale Phase 2/3 clinical trial, and is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine that is currently in a pivotal Phase 3 clinical trial; SUPERVAX, a two-dose hepatitis B vaccine; an asthma immunotherapeutic that has shown preliminary safety and pharmacologic activity in a Phase 2a clinical trial; a cancer therapy currently in a Phase 2 clinical trial for non-Hodgkins lymphoma and in preclinical development in solid tumors; and preclinical programs in hepatitis B and hepatitis C therapy.
Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation our statements related to Dynavax’s plans to advance its clinical programs in ragweed allergy, hepatitis B and cancer and the commercial opportunities for those programs. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to the progress and timing of its anticipated Phase 3 clinical trials in ragweed allergy and hepatitis B; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 16, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.